Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “JPMORGAN REAL ASSETS DEDICATED FUND”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF APRIL, A.D. 2026, AT 8:10 O`CLOCK A.M.

10594752 8100	Authentication: 203737029
SR# 20261953204	Date: 04-23-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 08:10 AM 04/22/2026 FILED 08:10 AM 04/22/2026 SR 20261953204 - File Number 10594752	CERTIFICATE OF TRUST OF JPMORGAN REAL ASSETS DEDICATED FUND

This Certificate of Trust of JPMorgan Real Assets Dedicated Fund (the “Trust’’) is being duly executed and filed to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. Name. The name of the trust formed hereby is JPMorgan Real Assets Dedicated Fund.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 381l(a)(l) of the Act.

Name: Glenn Hill
Title: Trustee